Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of September 27, 2010, by and among NATIONAL COAL CORPORATION, a corporation organized and existing under the laws of the State of Tennessee, with its principal place of business at 8915 George Williams Road, Knoxville, Tennessee (hereinafter referred to as “Operating Company”), NATIONAL COAL CORP., a Florida corporation and the sole shareholder of the Company (“Parent” and together with Operating Company, the “Company”) and DANIEL A. ROLING residing at 12415 Mallard Bay Drive, Knoxville, TN 37922 (“Employee”). Except where otherwise defined herein, the capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Employment Agreement (as such term is defined in Recital A below). This Amendment is made with reference to the following Recitals:

RECITALS

A. Employee, Operating Company and Parent are parties to that certain Employment Agreement, dated as of May 25, 2006 (the “Agreement”), pursuant to which Employee is employed as the President and Chief Executive Officer of Parent and Operating Company.

B. Concurrently with the execution and delivery of this Amendment, Parent is entering into that certain Agreement and Plan of Merger, dated of even date herewith, with Ranger Energy Investments, LLC, a Delaware limited liability company, and Ranger Coal Holdings, LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which Parent will merge with and into Merger Sub with Merger Sub being the surviving entity in the merger (the “Merger”). The Agreement and Plan of Merger, as the same may be amended from time to time after the date hereof with the approval of Parent’s Board of Directors, is referred to herein as the “Merger Agreement”.

C. To induce Ranger and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated thereby, the parties hereto desire to amend the Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

AGREEMENT

1. Termination of Employment Following Merger. Notwithstanding anything in the Agreement to the contrary, including, without limitation, Section 4.1 thereof, if the Merger occurs, the Company shall have the right to terminate Employee’s employment at any time and for any reason upon thirty (30) days advance written notice to Employee.

2. Severance Benefits Following Merger.

2.1 Notwithstanding anything in the Agreement to the contrary, including, without limitation, Section 4.3 thereof, if the Merger occurs, Employee shall not be entitled to any of the severance benefits set forth in Section 4.3(a) of the Agreement, and the severance benefits set forth in this Amendment shall be the sole and exclusive benefits to which Employee shall be entitled upon termination of Employee’s employment for any reason, and which benefits shall constitute “Severance” within the meaning of the Agreement.

2.2 If the Merger occurs, and Employee’s employment with the Company is terminated (i) by the Company for any reason other than pursuant to Section 4.1(b) of the Agreement, (ii) following Employee’s death or disability pursuant to Section 4.1(a) of the Agreement, or (iii) by Employee for “good reason” pursuant to Section 4.2(b) of the Agreement, then Employee shall be entitled to the following severance benefits:

2.2.1 If termination of employment occurs within twelve (12) months following consummation of the Merger, and Employee executes the Release of Claims in a form substantially similar to that attached as Exhibit B to the Agreement within 21 days of Employee’s separation and satisfies all conditions to make the Release of Claims effective, Employee shall be entitled to receive an amount in cash equal to the product of (a) $750,000 and (b) a fraction with a numerator equal to the number of days in such twelve (12) month period between (and including) the date of termination and (including) the last day of such twelve month period, and a denominator equal to 365 days. Such severance amount shall be paid to Employee in equal installments from the date of termination until expiration of the twelve (12) month period at the same time and in the same manner the Company pays base salary to its other employees.

2.2.2 If termination of employment occurs at any time following the first (1st) anniversary of consummation of the Merger, Employee shall not be entitled to receive any severance benefits.

2.3 If the Merger occurs, Sections 4.3(c) and (d) and Section 8.1 of the Agreement are deleted in their entirety.

2.4 For purposes of clarity, if the Merger occurs, Employee shall not be entitled to severance benefits if Employee’s employment with the Company is terminated by the Company pursuant to Section 4.1(b) of the Agreement or by Employee pursuant to Section 4.2(a) of the Agreement.

2.5 Notwithstanding anything in this Amendment or the Agreement to the contrary, the Company shall have no liability to Employee or any other person or entity for any additional tax Employee incurs under Section 409A of the Code on any amounts payable to Employee upon his separation from service with the Company regardless of any actions taken or not taken by the Company or Employee to modify the Agreement to avoid any such liability.

3. Noncompetition. If the Merger occurs, Section 5 of the Agreement is deleted in its entirety.

4. Termination of Amendment. If the Merger does not occur on or before December 31, 2010, or if the Merger Agreement is terminated before such date, then this Amendment shall be null and void and of no further force or effect, and the Agreement, without modification by this Amendment, shall control.

5. Miscellaneous. Except as expressly modified hereby, all other terms and provisions of the Agreement shall remain in full force and effect and are incorporated herein by this reference; provided, however, to the extent of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Agreement to “Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement as and to the extent it is amended by this Amendment. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original Amendment, but all of which, taken together, shall constitute one and the same Amendment, binding on the parties hereto. The signature of any party to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TENNESSEE WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AS TENNESSEE LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED IN SUCH STATE.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

NATIONAL COAL CORP.,
a Florida corporation

By:	/S/ LES WAGNER
Les Wagner
Its:	Acting Chief Financial Officer

NATIONAL COAL CORPORATION, a Tennessee corporation

By:	/S/ LES WAGNER
Les Wagner
Its:	Acting Chief Financial Officer

/S/ DANIEL ROLING
Daniel Roling

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